Filed Pursuant to Rule 424(b)(5) and 424(b)(8)

Registration No. 333-228897

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Variable Denomination Floating Rate Demand Notes	$1,900,000,000	100%	$1,900,000,000	$0

(1)   The Registrant previously registered Notes on an automatic shelf registration statement on Form S-3 (File No. 333-228897) filed on December 19, 2018 (the “Registration Statement”). The Registrant is filing this registration statement solely for the purpose of registering additional Notes in a net aggregate principal amount of up to $1,900,000,000 (the “Additional Notes”).

(2) Estimated solely for the purpose of determining the amount of the registration fee.

(3)   Unused registration fees for up to $1,900,000,000 net aggregate principal amount of Notes were previously paid by the Registrant in connection with its automatic shelf registration statement on Form S-3 (File No. 333-210502) filed on March 31, 2016 (the “Prior Registration Statement”), less than five years prior to the filing date of the Registration Statement. Pursuant to Rule 457(p) under the Securities Act, the registration fee applicable to the Additional Notes is being paid by the offset against the balance of the fee paid and unused for the Prior Registration Statement.